INCORPORATED UNDER THE LAWS OF NEVADA

NUMBER

SHARES

PHARMA INVESTING NEWS, INC.

Fully Paid Non Assessable $0.001 Par Value **COMMON STOCK**

CUSIP NO. 71711A 108

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of PHARMA INVESTING NEWS, INC. Common Stock transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

SPECIMEN

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
7069 Highland Dr., Suite 300, Salt Lake City, UT 84121

By:______________________________
AUTHORIZED SIGNATURE

PRESIDENT

PHARMA INVESTING NEWS, INC.
SEAL
NEVADA

SECRETARY